EXHIBIT 99

MEDIA CONTACT:	INVESTOR CONTACT:
Connie Pautz	Darlene Polzin
Corporate Communications Director	Investor Relations Director
Hutchinson Technology	Hutchinson Technology
320-587-1823	320-587-1605
HUTCHINSON TECHNOLOGY ANNOUNCES PROPOSED OFFERING OF
CONVERTIBLE SUBORDINATED NOTES
HUTCHINSON, Minn., January 19, 2006 — Hutchinson Technology Incorporated (Nasdaq/NMS: HTCH), a Minnesota corporation, today announced its intention to sell in an underwritten public offering $175 million aggregate principal amount of convertible subordinated notes due 2026. The interest rate, conversion rate, offering price and other terms of the notes will be determined by negotiations between Hutchinson Technology and the underwriters. Hutchinson Technology expects to grant the underwriters a 30-day overallotment option to purchase up to an additional $25 million aggregate principal amount of the notes.
Hutchinson Technology intends to use the net proceeds from this proposed offering for general corporate purposes, including capital expenditures for TSA suspension and TSA+ suspension manufacturing capacity, facilities and tooling, and for the development of new process technology.
The sole book-running manager of the offering is Merrill Lynch & Co. and the co-managers of the offering are Citigroup Global Markets Inc. and Needham & Company, LLC. Copies of the prospectus and accompanying prospectus supplement relating to the offering may be obtained from Merrill Lynch at 4 World Financial Center, 250 Vesey Street, New York, NY, or from the office of any of the co-managers identified above.
A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.